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Exhibit 10.61

SHAREHOLDERS' AGREEMENT

by and among

WYNN RESORTS (MACAU), LIMITED,

WYNN RESORTS INTERNATIONAL, LTD.,

WONG CHI SENG,

and

WYNN RESORTS (MACAU), S.A.

as of October 15, 2002

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7.3	Covenants of the Shareholders and the Company	15
ARTICLE 8 TERM AND TERMINATION		16
8.1	Term	16
8.2	Events of Default	16
8.3	Remedies Upon Events of Default	16
8.4	Manner of Exercise	17
8.5	Closing	17
8.6	Enforcement of Rights	17
ARTICLE 9 INDEMNIFICATION		17
9.1	Indemnification by the Shareholders	17
9.2	Indemnification by the Company	17
9.3	Claims for Indemnification	18
9.4	Defense by Indemnifying Party	18
9.5	Manner of Indemnification	18
ARTICLE 10 CONFIDENTIALITY		19
ARTICLE 11 MISCELLANEOUS		20
11.1	Notices	20
11.2	Assignment	21
11.3	Successors and Permitted Transferees	21
11.4	Governing Law	21
11.5	Modifications, Amendments, and Waivers	21
11.6	Not for Benefit of Creditors	21
11.7	Force Majeure	21
11.8	Time of Essence	21
11.9	Severability	22
11.10	Survival	22
11.11	Specific Performance	22
11.12	Entire Agreement	22
11.13	Counterparts	22

EXHIBITS

A	—	Charter Documents of the Company
B	—	Resolutions of Shareholders
C	—	Resolutions of the Company
D	—	Site
E	—	Shareholders' Declarations
F	—	Example of Application of Dilution Formula

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SHAREHOLDERS' AGREEMENT

        THIS SHAREHOLDERS' AGREEMENT is made and entered into as of October 15, 2002, by and among WONG CHI SENG, WYNN RESORTS INTERNATONAL, LTD., WYNN RESORTS (MACAU), LIMITED, and WYNN RESORTS (MACAU), S.A.

R E C I T A L S:

        WHEREAS, the Company was established on October 17, 2001 to (a) participate in a public tender for a concession to conduct casino games of chance and other games in the MSAR, and (b) operate a business to conduct casino games of chance, other games, and other activities in the MSAR if a concession to conduct such activities were granted to it; and

        WHEREAS, on February 8, 2002, the Company was named as a provisional concessionaire pursuant to an executive order of the Chief Executive of the MSAR; and

        WHEREAS, on June 24, 2002 the Company and the MSAR Government entered into the Concession Contract pursuant to which the Company was granted the right to engage in casino games of chance and other games in the MSAR; and

        WHEREAS, it is intended that the Company will purchase or otherwise obtain the rights to use the Site and proceed with the development, construction, outfitting, equipping, and operation of the Casino on the Site; and

        WHEREAS, the entire authorized capitalization of the Company consists solely of the Shares; and

        WHEREAS, Wong is the registered and beneficial owner of twenty thousand (20,000) Class A Shares, which Shares represent (a) ten percent (10%) of the authorized voting power in, and capital of, the Company, and (b) a nominal right to receive dividends and distributions of up to One Macau Pataca (MOP 1) per year from the Company; and

        WHEREAS, Wynn Hong Kong is the registered and beneficial owner of one hundred two thousand (102,000) Class B Shares, which Shares represent fifty-one percent (51%) of the authorized voting power in, and capital of, and rights to receive dividends and other distributions from, the Company; and

        WHEREAS, Wynn International is the registered and beneficial owner of seventy-eight thousand (78,000) Class C Shares, which Shares represent (a) thirty-nine percent (39%) of the authorized voting power in, and capital of, the Company, and (b) forty-nine percent (49%) of the rights to receive dividends and other distributions from the Company; and

        WHEREAS, the Shareholders wish to record their understandings regarding certain aspects of the management of the Company and the structure of their respective investments in the Company and to provide for future dealings in the Shares, the Company, the Site, the Casino, this Agreement, and any interests in any of the foregoing;

        NOW, THEREFORE, in consideration of the foregoing recitals, the mutual representations, warranties, covenants, and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS AND REFERENCES

        1.1    Definitions.

        For purposes of this Agreement, the following capitalized terms have the following respective meanings:

          "Affiliate" of a Person means any Person that, directly or indirectly, through one (1) or more intermediaries, owns, is owned by, or is under common ownership with such first Person, to the extent of more than twenty percent (20%) of (a) the beneficial interests of such Person, or (b) the voting power of such Person. For the purpose of determining ownership of any Person other than an individual, an individual shall be considered as owning any voting securities or other beneficial interests owned by members of such individual's Family.

          "Agreement" means this Shareholders' Agreement by and among the Parties.

          "Board" means the Board of Directors of the Company.

          "Business Day" means a day on which banks are open for business in the MSAR and New York.

          "Casino" means the gaming casino, luxury resort, and ancillary facilities including, without limitation, guest rooms and suites, food and beverage facilities, banquet or function areas, ballrooms, entertainment facilities, convention facilities, spa and personal care facilities, automobile parking facilities, and retail establishments operated in connection therewith, to be developed, constructed, outfitted, equipped, and operated on the Site.

          "Chairman" means the Chairman of the Board of the Company, as appointed pursuant to Section 2.3.

          "Charter Documents" of an entity means the memorandum and articles of association, bylaws, and other organizational or governing documents of such entity.

          "Chief Executive Officer" has the meaning ascribed to that term in Section 2.6.

          "Class A Shares" means the twenty thousand (20,000) Class A Shares of the Company's Class A voting stock of One Thousand Macau Patacas (MOP 1,000) par value each that are designated for ownership by the Executive Director, and which currently are registered in the name of, and beneficially owned by, Wong.

          "Class B Shares" means the one hundred two thousand (102,000) Shares of the Company's Class B voting stock of One Thousand Macau Patacas (MOP 1,000) par value each, which currently are registered in the name of, and beneficially owned by, Wynn Hong Kong.

          "Class C Shares" means the seventy-eight thousand (78,000) Shares of the Company's Class C voting stock of One Thousand Macau Patacas (MOP 1,000) par value each, which currently are registered in the name of, and beneficially owned by, Wynn International.

          "Company" means Wynn Resorts (Macau), S.A., a company limited by shares organized with limited liability and existing under the laws of the MSAR.

          "Company Value" means the fair market value of an interest in the Company or a Shareholder, as the case may be, as appraised by the Company's auditors or investment bankers or another independent appraiser selected by the Board. In appraising the Company or the equity interests therein, the appraiser shall make its appraisal on a fair market value basis as a going concern and shall ascribe a value to each interest in such entity equal to the appraised value of the relevant entity divided by the total interests therein.

          "Concession Contract" means the Concession Contract to Conduct Casino Games of Chance and Games of Other Forms by and between the MSAR Government and the Company dated June 24, 2002.

          "Defaulting Shareholder" has the meaning ascribed to that term in Section 8.3.

          "Default Price" has the meaning ascribed to that term in Section 8.3.

          "Director" means a member of the Board, including, but not limited to, the Executive Director, the Chief Executive Officer, and the Chairman.

          "Directors" means more than one (1) Director.

          "Dollars" and "$" means units of the lawful currency of the United States of America.

          "Effective Date" means the date first set forth above.

          "Event of Default" means any of the events described in Section 8.2.

          "Executive Director" has the meaning ascribed to that term in Section 2.5.

          "Family" of an individual means such individual's parents, spouse, lineal descendants, and siblings, if any (including, without limitation, any individual related by or through legal adoption), or a trust for the exclusive benefit of any of the foregoing.

          "FCPA" has the meaning ascribed to that term in Section 7.1(f).

          "Gaming Authority" means those national, state, local, and other governmental, regulatory, and administrative authorities, agencies, boards, and officials responsible for or involved in the regulation of gaming or gaming activities or the interpretation or enforcement of Gaming Laws in any jurisdiction and, within (a) the MSAR, specifically, the MSAR Gambling Inspection and Coordination Bureau and the MSAR Gaming Commission, and (b) the State of Nevada, specifically, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and the Clark County Liquor and Gaming Licensing Board.

          "Gaming Laws" means those laws pursuant to which any Gaming Authority possesses regulatory, licensing, or permit authority over gaming within any jurisdiction and, within (a) the MSAR, specifically, Law No. 16/2001, Administrative Regulations No. 26/2001, and any Concession Contract granting to the Company the concession to conduct casino games of chance and other games in the MSAR, as any of the same may be amended from time to time, and (b) the State of Nevada, specifically, the Nevada Gaming Control Act, as codified in Nevada Revised Statutes Chapter 463, the regulations of the Nevada Gaming Commission promulgated thereunder, and the Clark County Code, as any of the same may be amended from time to time.

          "Gaming Licenses" means all concessions, licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, and entitlements issued by any Gaming Authority necessary for or relating to the conduct of activities under the Gaming Laws.

          "Gaming Problem" means, with respect to any Shareholder or any of its Affiliates, any circumstance such that such Shareholder's participation in the Company or any of its Affiliates is deemed likely, in the sole and absolute discretion of the Company or Wynn International, based on verifiable information or information received from any Gaming Authority or otherwise, to preclude or materially delay, impede, or impair the ability of the Company, Wynn International, any Affiliate of either of them, or any business entity with respect to which the Company, Wynn

  International, or such Affiliate holds a Gaming License, to obtain or retain any Gaming License, or to result in the imposition of disciplinary action, including, without limitation, materially burdensome terms and conditions on any Gaming License.

          "Indemnified Party" means a Party entitled to be indemnified pursuant to Article 9.

          "Indemnifying Party" means a Party required to indemnify an Indemnified Party pursuant to Article 9.

          "Information" has the meaning ascribed to that term in Article 10.

          "Macau Patacas" and "MOP" means units of the lawful currency of the MSAR.

          "MSAR" means the Macau Special Administrative Region of the People's Republic of China.

          "Notice" has the meaning ascribed to that term in Section 11.1.

          "Offer" has the meaning ascribed to that term in Section 6.2(a).

          "Parties" means all of Wong, Wynn International, Wynn Hong Kong, and the Company.

          "Party" means any one (1) of the Parties.

          "Person" means any individual, partnership, association, corporation, company, trust, governmental authority, or other entity having a separate legal personality.

          "Preferential Annual Dividend" has the meaning ascribed to that term in Section 3.1.

          "Reference Rate" means the three (3)-month, Dollar ($) London Interbank Offered Rate in effect from time to time (or such other rate as the Parties shall agree if such rate shall not be in effect at any time).

          "Securities Authority" means those national, state, local, and other governmental, regulatory, and administrative authorities, agencies, boards, and offices responsible for or involved in the regulation of securities, the offer, sale, and trading of securities, and the administration or enforcement of laws relating to securities.

          "Securities Problem" means, with respect to any Shareholder or any of his or its Affiliates, any circumstances such that such Shareholder's participation in the Company or any of its Affiliates is deemed likely, in the sole and absolute discretion of the Company or Wynn International, based on verifiable information or information received from any Securities Authority or otherwise, to preclude or materially delay, impede, or impair the ability of the Company, Wynn International, or any Affiliate of either of them to offer, sell, or trade securities, or to result in the imposition of disciplinary action including, without limitation, materially burdensome terms and conditions on any such offer, sale, or trading of securities.

          "Shareholder" means any of Wong, Wynn International, or Wynn Hong Kong.

          "Shareholders" means all of Wong, Wynn International, and Wynn Hong Kong.

          "Share" means one of the Shares.

          "Shares" means the Class A Shares, the Class B Shares, and the Class C Shares, including any increase in the numbers of such Shares as is made pursuant to Section 4.4 or otherwise.

          "SHW" means S.H.W. & Co. Limited, a private company limited by shares organized with limited liability and existing under the laws of the Isle of Man.

          "Site" means those certain parcels of land in the MSAR to be purchased or otherwise obtained by the Company and upon which the Company intends to construct, develop, and operate the Casino, as described in more detail in Exhibit D.

          "Transfer" has the meaning ascribed to that term in Section 6.1.

          "Wong" means Wong Chi Seng, an individual.

          "Wynn Holdings" means Wynn Resorts (Macau) Holdings, Ltd., a private company limited by shares organized with limited liability and existing under the laws of the Isle of Man.

          "Wynn Holdings Shareholders' Agreement" means that certain Shareholders' Agreement by and among Wynn International, Wynn Holdings, SHW, SKKG Limited, L'Arc de Triomphe Limited, Classic Wave Limited, Yany Kwan Yan Chi, Li Tai Foon, Kwan Yan Ming, and Wong Chi Seng dated of even date herewith.

          "Wynn Hong Kong" means Wynn Resorts (Macau), Limited, a private company limited by shares organized with limited liability and existing under the laws of the Hong Kong Special Administrative Region of the People's Republic of China.

          "Wynn Hong Kong Director" has the meaning ascribed to that term in Section 2.3.

          "Wynn Hong Kong Shares" means the one hundred two thousand (102,000) Class B Shares that are registered in the name of, and beneficially owned by, Wynn Hong Kong.

          "Wynn International" means Wynn Resorts International, Ltd., a private company limited by shares organized with limited liability and existing under the laws of the Isle of Man.

          "Wynn International Director" has the meaning ascribed to that term in Section 2.3.

          "Wynn International Shares" means the seventy-eight thousand (78,000) Class C Shares that are registered in the name of and beneficially owned by Wynn International.

        1.2    References.

          (a)    Articles, Sections, and Exhibits.    Any reference in this Agreement to an Article, Section, or Exhibit is, unless otherwise stated, a reference to an Article, Section, or Exhibit of or to this Agreement.

          (b)    Headings.    Headings set forth in this Agreement are for ease of reference only and shall not affect the construction of this Agreement.

          (c)    References to Documents.    References to this Agreement or any other agreement, instrument, or document referred to in this Agreement shall be construed as references to this Agreement or, as the case may be, such other agreement, instrument, or document, as the same may have been, or may from time to time be, amended, varied, novated, or supplemented.

          (d)    Number.    Words importing the singular include the plural and vice versa.

          (e)    Gender.    Words importing a gender include any gender or neuter.

          (f)    Speech; Grammar.    Other parts of speech and grammatical forms of a word or phrase defined in this Agreement have corresponding meanings.

          (g)    Parties.    A reference to a Party to this Agreement includes that Party's successors and permitted assigns.

          (h)    Business Day.    Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the immediately succeeding Business Day.

          (i)    Preparation of Documents.    No rule of construction shall apply to the disadvantage of a Party because that Party or its legal counsel was responsible for the preparation of this Agreement or any part of it.

ARTICLE 2
MANAGEMENT OF THE COMPANY

        2.1    Charter Documents.

        The Company shall operate pursuant to the terms of its Charter Documents and this Agreement. To the extent that the terms of this Agreement do not conflict with the terms of the Company's Charter Documents, the terms of this Agreement shall prevail. Each Shareholder hereby agrees to vote all Shares and take all other actions necessary or appropriate to ensure that the Company's Charter Documents do not at any time conflict with the provisions of this Agreement and shall not vote to approve (or consent to the approval of) any amendment to the Company's Charter Documents which would be inconsistent with or contrary to the intention of this Agreement.

        2.2    Business of the Company.

        The businesses to be conducted by the Company and its Affiliates shall be as follows:

          (a)    Concession.    The Company shall conduct casino games of chance and other games in the MSAR pursuant to the terms of the Concession Contract and the Gaming Laws of the MSAR.

          (b)    Site and Casino.    The Company shall (i) purchase or otherwise obtain the rights to use the Site, (ii) own the rights to use the Site, and (iii) be engaged in (A) the development, construction, outfitting, and equipping of the Casino on the Site, and (B) the management and operation of the Site and the Casino, subject to the terms and conditions of this Agreement and the Gaming Laws.

          (c)    The Company and Affiliates.    In addition to the matters described above, the Company may be engaged in the conduct of (i) the purchase, construction, or development of one (1) or more casinos in the MSAR in addition to the Casino, (ii) any activities related to Sections 2.2(a), 2.2(b), and 2.2(c)(i), to the extent permitted by the laws of the MSAR or approved by any relevant governmental authorities of the MSAR, and (iii) such other businesses as the Board may decide to undertake from time to time, whether or not associated with the foregoing, to the extent permitted by the laws of the MSAR or approved by any relevant governmental activities of the MSAR.

        2.3    Composition of the Board.

        Subject to the terms of this Agreement, the Company shall be managed by the Board. Each Shareholder agrees to vote his or its Shares to ensure that at all times the Board shall have three (3) members, including (a) one (1) Person nominated by Wynn Hong Kong (the "Wynn Hong Kong Director"), (b) one (1) Person nominated by Wynn International (the "Wynn International Director"), (c) the Executive Director, and (d) no others. The Directors shall designate the Wynn International Director to serve as the Chairman of the Board and the Wynn Hong Kong Director to serve as the Chief Executive Officer.

        2.4    Meetings of the Board.

        Meetings of the Board may be called at any time by the Chairman. The Chairman shall ensure that such meetings are held at least four (4) times each year at such locations and at such times as the Chairman of the Board shall designate. Meetings of the Board may be held in person or by audio or video conference or Board action may be taken by unanimous written consent of all Directors. The presence in person or by proxy of at least two (2) Directors shall be required to constitute a quorum for any meeting of the Board. Decisions of the Board shall be made by majority vote of the Directors present, in person or by proxy, at any duly constituted meeting of the Board at which a quorum is present. The Chairman of the Board shall have an additional casting or tie-breaking vote in the event of a deadlock in votes of the Directors.

        2.5    The Executive Director.

        The Company shall at all times have one (1) Director who is a permanent resident of the MSAR, who shall be designated as the Executive Director of the Company in accordance with the rules set forth in Article 19 of MSAR Law No. 16/2001. The Executive Director shall (a) be a Director designated by the Board to serve as the Executive Director of the Company, (b) participate as a member of the Board, (c) be appointed by, and serve at the pleasure of, the Board, (d) report to and be subject to the direction of, the Board and the Chief Executive Officer, and (e) be delegated such management authority as the Board or the Chief Executive Officer shall from time to time grant to the Executive Director, in writing, subject always to Article 466.3 of the Macau Commercial Code, and the Executive Director's authority shall not exceed the authority so delegated.

        2.6    The Chief Executive Officer.

        The Chief Executive Officer shall (a) be a Director designated by the Board to serve as the Chief Executive Officer of the Company, (b) be responsible for the day-to-day operation and supervision of the Company, the Casino, any other casinos owned or operated by the Company, and any other activities in which the Company is engaged, (c) be delegated such management authority as the Board shall from time to time grant to the Chief Executive Officer, subject always to Article 466.3 of the Macau Commercial Code, and (d) implement such management and business policies as the Board shall from time to time establish, subject always to Article 466.3 of the Macau Commercial Code.

        2.7    Meetings of the Shareholders.

        Meetings of the Shareholders may be called at any time by any Shareholder, upon at least fifteen (15) days' Notice to all Shareholders. The Shareholders shall ensure that such meetings are held at least once each year at such locations and at such times as the Chairman of the Board shall designate. Meetings of the Shareholders may be held in person or by audio or video conference or Shareholder action may be taken by unanimous written consent of all Shareholders. The presence, in person or by proxy, of the holders of at least seventy-five percent (75%) of the total number of Shares or their designated representatives shall be required to constitute a quorum for any meeting of the Shareholders. If no quorum is present at a Shareholders' meeting called by a Shareholder, a second Shareholders' meeting shall be called fifteen (15) days after the first Shareholders' meeting. Decisions of the Shareholders shall be made by majority vote of the Shares by the holders of such Shares or their designated representatives present, in person or by proxy, at a duly-constituted Shareholders' meeting at which a quorum is present.

        2.8    Design, Development, and Management Agreements.

        Wynn International or one (1) or more of its Affiliates will enter into one (1) or more agreements with the Company relating to the design, development, and operation of the Casino and any other of the projects to be owned or operated by the Company, at fees to be agreed by such parties.

ARTICLE 3
SHARES

        3.1    Capital of the Company.

        The entire registered capital of the Company consists solely of Two Hundred Million Macau Patacas (MOP 200,000,000) divided into two hundred thousand (200,000) Shares of One Thousand Macau Patacas (MOP 1,000) par value each, including twenty thousand (20,000) Class A Shares, one hundred two thousand (102,000) Class B Shares, and seventy-eight thousand (78,000) Class C Shares. Each Share entitles the holder thereof to identical rights to distributions of capital in the event of the liquidation of the Company and identical voting rights (subject always to Section 2.3) in the Company. Each Class A Share entitles the holder thereof to rights identical to those of each other Class A Share, including, without limitation, rights to distributions of capital upon liquidation of the Company, voting rights and the Preferential Annual Dividend. Each Class B Share entitles the holder thereof to rights identical to those of each other Class B Share, including, without limitation, rights to distributions of capital upon liquidation of the Company, voting rights, and rights to dividends and other distributions from the Company. Each Class C Share entitles the holder thereof to rights identical to those of each other Class C Share, including, without limitation, rights to distributions of capital upon liquidation of the Company, voting rights, and rights to dividends and other distributions from the Company. The holder of the Class A Shares, as a group, shall be entitled to a preferential annual dividend in an amount in the aggregate of up to One Macau Pataca (MOP 1) (the "Preferential Annual Dividend"), and shall be entitled to no other dividends or distributions from the Company except a return of the par value of such Shares upon liquidation of the Company. All other rights to dividends and other distributions from the Company shall accrue to, and be vested in, the Class B Shares and the Class C Shares. Each Class B Share entitles the holder thereof to rights identical to each Class C Share except that the Class B Shares, as a group, shall be entitled to receive fifty-one percent (51%) of all dividends and other distributions from the Company (after distributions of capital in respect of Class A Shares upon liquidation of the Company and payment of the Preferential Annual Dividend on Class A Shares) and the holders of the Class C Shares, as a group, shall be entitled to receive forty-nine percent (49%) of all dividends and other distributions from the Company (except distributions of capital in respect of Class A Shares upon liquidation of the Company and payment of the Preferential Annual Dividend on Class A Shares). The holder of the Class A Shares must at all times be a permanent resident of the MSAR and must serve as the Company's Executive Director. All of the Shares are duly authorized, validly issued, outstanding, owned legally and beneficially by the Shareholders in the proportions set forth in Sections 3.2 to 3.4, and without restriction on the right of Transfer thereof, except as provided in this Agreement. There are no Shares held in the treasury of the Company. Except as provided in this Agreement, there are no outstanding warrants, options, contracts, calls, convertible securities, or other rights of any kind with regard to authorized, but unissued, or issued but not outstanding, Shares or other securities of the Company of any kind. The Company has no right or obligation to purchase or redeem any Shares or other securities of the Company of any kind.

        3.2    Class A Shares.

        Wong owns all twenty thousand (20,000) of the authorized, issued, and outstanding Class A Shares, which Shares in the aggregate represent ten percent (10%) of the authorized voting power and capital of the Company, free and clear of any lien, mortgage, or other interest or encumbrance, except as provided in this Agreement. The Class A Shares, as a group, are entitled to the Preferential Annual Dividend in an amount in the aggregate of up to One Macau Pataca (MOP 1), and are entitled to no other dividends or distributions from the Company except a return of the par value of such Shares upon liquidation of the Company.

        3.3    Class B Shares.

        Wynn Hong Kong owns all one hundred two thousand (102,000) of the authorized, issued, and outstanding Class B Shares, which Shares in the aggregate represent fifty-one percent (51%) of the authorized voting power in, rights to receive dividends and other distributions (except distributions of capital in respect of Class A Shares upon liquidation of the Company and payment of the Preferential Annual Dividend on Class A Shares) from, and capital of, the Company, free and clear of any lien, mortgage, or other interest or encumbrance, except as provided in this Agreement.

        3.4    Class C Shares.

        Wynn International owns all seventy-eight thousand (78,000) of the authorized, issued, and outstanding Class C Shares, which Shares in the aggregate represent (a) thirty-nine percent (39%) of the authorized voting power of the Company, and (b) forty-nine percent (49%) of the rights to receive dividends and other distributions (except distributions of capital in respect of Class A Shares upon liquidation of the Company and payment of the Preferential Annual Dividend on Class A Shares) from, and capital of, the Company, free and clear of any lien, mortgage, or other interest or encumbrance, except as provided in this Agreement.

ARTICLE 4
FINANCING

        4.1    Initial Capital Contributions.

          (a)    Wong.    Wong has contributed Twenty Million Macau Patacas (MOP 20,000,000) to the capital of the Company in exchange for the Class A Shares.

          (b)    Wynn Hong Kong.    Wynn Hong Kong has contributed One Hundred Two Million Macau Patacas (MOP 102,000,000) to the capital of the Company in exchange for the Class B Shares.

          (c)    Wynn International.    Wynn International has contributed Seventy-Eight Million Macau Patacas (MOP 78,000,000) to the capital of the Company in exchange for the Class C Shares.

        4.2    Financing of the Casino.

        It is anticipated that the entire cost of purchasing or otherwise obtaining the Site and constructing, developing, equipping, and outfitting the Casino, including, without limitation, initial working capital, will be approximately Four to Five Billion Macau Patacas (MOP 4,000,000,000-5,000,000,000), of which amount approximately fifty to seventy percent (50-70%) is expected to be borrowed from commercial lenders and the remainder of which is expected to be provided as contributions of capital or subordinated loans from one (1) or more of the Shareholders. In the event that the Board decides that the Company shall acquire, construct, or develop one (1) or more casinos in addition to the Casino, the Company shall attempt to borrow approximately fifty to seventy percent (50-70%) of the acquisition, construction, development, equipping and outfitting cost of such casino or casinos from commercial lenders and the remainder shall be provided as contributions of capital or subordinated loans from one (1) or more of the Shareholders.

        4.3    Security for Financing.

        It is anticipated that the value of the Site together with work in progress on the Casino or any other activities of the Company will provide sufficient security for any debt financing described in Section 4.2, but if additional security is required, such security, including, without limitation, Shares, shall be provided by the Shareholders, in proportion to their holdings of Shares.

        4.4    Additional Capital Contributions and Shareholder Loans.

        In addition to the initial capital contributions described in Section 4.1 and the financing and security provided for in Sections 4.2 and 4.3, in the event that the Shareholders and the Board determine that the Company requires funds to construct, develop, equip, outfit, or operate the Casino or any other activities of the Company or maintain the Company, and the Company is unable to obtain or does not wish to obtain such funds from construction contractors, commercial lenders, or through public or private offerings of debt or equity securities, the Shareholders shall be obligated to make additional capital contributions and loans to the Company for such purposes within thirty (30) days after the determination of the need for such funds by the Shareholders and the Board and the Notice to the Shareholders from the Board of such capital requirement; provided, however, that the total amount that the Shareholders shall be obligated to contribute and lend to the Company, or provide as security, including the amounts set forth in Sections 4.1, 4.2, and 4.3, shall be limited to Two Billion Macau Patacas (MOP 2,000,000,000). All capital contributions and loans made by the Shareholders shall (a) be in proportion to the numbers of Shares owned by them, (b) be made simultaneously, and (c) in the case of loans, bear interest at the Reference Rate. Any Shareholder that does not make any such required contribution shall have his or its interests in the Company diluted according to the following formula. In the event that at least one (1), but less than all, of the Shareholders makes a required contribution required by the Board pursuant to this Section 4.4 (i) the Board shall determine the Company Value before such contribution or contributions are made, and (ii) each such contribution shall be accorded a value which shall proportionately increase the Shares owned by each contributing Shareholder by a factor of one and one-half (1.5) times the amount of that capital contribution. Each such increase of Shares shall be of the same class as the other Shares held by such contributing Shareholder. To the extent necessary, the Company's Charter Documents shall be amended to (A) authorize such additional Shares as are necessary to evidence the increases in Shares pursuant to this Section 4.4, and/or (B) adjust the dividend and/or capital preferences among the classes of Shares. An example of the application of this dilution formula is provided in Exhibit F attached hereto. In the event that SHW is required to contribute capital to Wynn Holdings pursuant to Section 5.10 of the Wynn Holdings Shareholders' Agreement, the obligation of Wong to contribute capital under this Section 4.4 shall be correspondingly reduced by the amount of capital so provided and Wynn International shall be required to contribute to the Company the amount not so contributed by Wong. Except as provided in the immediately preceding sentence, in the event of any failure by SHW to contribute capital pursuant to Section 5.10 of the Wynn Holdings Shareholders' Agreement, Wong's ownership interest in the Company shall be decreased by the same percentage as SHW's ownership interest in Wynn Holdings is reduced pursuant to Section 5.10 of the Wynn Holdings Shareholders' Agreement, and the interests of Wynn International in Class C Shares shall be increased by the amount of such reduction. For example, if SHW's ownership interest in Wynn Holdings is reduced by twenty percent (20%) from nineteen and six-tenths of one percent (19.6%) to fifteen and sixty-eight one-hundredths of one percent (15.68%), Wong's ownership interest in the Company through Class A Shares shall be reduced from ten percent (10%) to eight percent (8%) and Wynn International's ownership interest in the Company (through Class C Shares) shall be increased from thirty-nine percent (39%) of the voting power and capital and forty-nine percent (49%) of the rights to receive dividends and other distributions (except distributions of capital in respect of Class A Shares upon liquidation of the Company and payment of the Preferential Annual Dividend on Class A Shares) to forty-one percent (41%) of the voting power and capital and forty-nine percent (49%) of the rights to receive dividends and other distributions (except distributions of capital in respect of Class A Shares upon liquidation of the Company and payment of the Preferential Annual Dividend on Class A Shares). To the extent permitted by the laws of the MSAR, any such reduction shall be effected by the redemption and cancellation by the Company of Class A Shares for no value and the increase of Class C Shares for no additional subscription amount and, to the extent that the Company does not have the power to so redeem Class A Shares, by the increase in the number of Class B Shares and Class C Shares for no additional subscription amount.

        4.5    Reimbursement of Expenses.

        The Company shall reimburse Wynn International and its Affiliates, at cost, for all out-of-pocket costs and expenses incurred by it and its Affiliates in the establishment, maintenance, and operation of the Company, Wynn Hong Kong, Wynn Holdings, Wynn International, and their respective businesses.

ARTICLE 5
FINANCIAL MATTERS

        5.1    Arm's Length Transactions.

        All transactions into which the Company enters with any Person, including, without limitation, the Shareholders or their respective Affiliates, shall be at arm's length.

        5.2    Bank Accounts.

        The Company shall maintain accounts in its name in one (1) or more banks or other institutional depositories selected by the Board, and the cash funds of the Company shall be kept in such accounts. The funds in such accounts shall be withdrawn only on the signatures of individuals designated by the Board.

        5.3    Books and Records.

        The Company shall maintain proper and complete books of account. Such books shall be open for inspection by the Shareholders at the Company's corporate office during normal business hours.

        5.4    Audit.

        The Board shall have an audit performed of the accounts of the Company at the end of each fiscal year of the Company. The Board shall appoint and retain a major international firm of auditors for the Company during the term of this Agreement.

        5.5    Reports to Shareholders.

        The Board shall provide the Shareholders with the Company's unaudited quarterly financial statements within ninety (90) days after the end of each of its fiscal quarters and its audited annual financial statements within one hundred twenty (120) days after the close of each of its fiscal years.

ARTICLE 6
TRANSFERS OF SHARES

        6.1    Restrictions on Transfer.

        Except as provided in Section 4.3 and this Article 6, each of the Shareholders agrees that he or it will not, directly or indirectly, sell, assign, give, bequeath, transfer, pledge, or encumber (a "Transfer") any direct or indirect interest in their respective Shares, or any portion of them. Any attempted or purported Transfer in violation of this Article 6 shall not be recognized by the Company, shall be void, and will produce no effect towards the non-Transferring Shareholder or the Company.

        6.2    Right of First Refusal.

          (a)    Transfer of Shares.    No Transfer of any direct or indirect interest in, or portion of, Shares may be made without the express written consent of the Chairman, in his sole discretion. Each of the Shareholders agrees that he or it shall not, directly or indirectly, Transfer any interest in, or portion of, any of the Shares to any Person unless he or it first shall have made an offer to sell to the Company and the other non-transferring Shareholders the interest in, or portion of, the Shares, that he or it proposes to Transfer in the manner prescribed in Section 6.2(a)(i) (an "Offer"), and the Offer shall not have been accepted in the manner prescribed in Section 6.2(a)(ii).

            (i)    Making of the Offer.    If any of the Shareholders proposes to Transfer any interest in, or portion of, any of the Shares, he or it first shall give a Notice of the proposed Transfer to the Board and each of the other non-Transferring Shareholders and make an Offer to Transfer such interest in, or portion of, Shares to the Company and the other non-Transferring Shareholders, upon the terms and conditions of the proposed Transfer. The Offer shall set forth the name and address of the prospective Transferee, the price per Share of the Shares that are the subject of the proposed Transfer, and the terms and conditions of the proposed Transfer.

            (ii)    Acceptance of Offer.    After receiving the Offer, the Company (to the extent of its legal power to do so) and the other non-transferring Shareholders shall have thirty (30) days within which to elect to purchase all, but not less than all, of the Shares, or interest therein or portion thereof, proposed to be Transferred, Notice of such acceptance to be communicated to the Transferring Shareholder within such thirty (30)-day period. In the event the Company wishes to purchase the Shares, or interest therein or portion thereof, proposed to be Transferred, the Company shall have the right to purchase such Shares before any non-Transferring Shareholders shall have any such right. To the extent the Company does not wish to purchase any such Shares, the non-Transferring Shareholders shall have the right to purchase such Shares, in proportion to the number of Shares owned by such non-Transferring Shareholders. If any non-Transferring Shareholder does not wish to purchase his or its proportionate amount of such Shares, the other non-Transferring Shareholder who wishes to purchase Shares pursuant to the Offer shall have the obligation to purchase all such Shares.

          (b)    Consummation of Transfers.    Any Transfer to the Company or a non-Transferring Shareholder by the Transferring Shareholder of any interest therein or portion thereof pursuant to this Section 6.2 shall be consummated within ninety (90) days after acceptance of the Offer, subject to any disclosure, approval, or other requirements of any Gaming Authority or Securities Authority. No Transfer shall be complete and no Transfer shall be registered in the Company's books until the prospective Transferee shall have (i) agreed to be bound by the terms of this Agreement as though he or it were a holder of Shares and this Agreement shall have been amended to reflect the Transfer to such prospective Transferee, (ii) complied with all approval, disclosures, and other requirements of any Gaming Authority or Securities Authority, and (iii) provided to the Company and any Gaming Authority, Securities Authority, or other relevant governmental authorities any information requested by the Company or such Gaming Authority, Securities Authority, or other governmental authority regarding the Transfer or the suitability of the prospective Transferee to own the interest in, or portion of, the Shares.

          (c)    Release from Restriction.    If (i) an Offer is not accepted pursuant to Section 6.2(a)(ii), or (ii) a purchase is not consummated within the ninety (90)-day time limit provided for in Section 6.2(b), the offering holder of Shares may make a bona fide Transfer to the prospective Transferee named in the relevant Offer only in strict accordance with the terms and conditions stated in such Offer and only if, prior to such Transfer, the prospective Transferee shall have complied with all requirements of Section 6.2(b). If the offering holder of Shares shall fail to make such Transfer within ninety (90) days after the expiration of the 90-day time limit provided for the acceptance of the Offer by the Company or the non-Transferring Shareholders, however, such Shares again shall become subject to all of the restrictions of this Article 6.

        6.3    Unsuitability.

        If, at any time (a) any (i) Gaming Authority determines, or (ii) the gaming counsel of the Company or any of its Affiliates concludes, that any Shareholder, or any of his or its Affiliates is or may be unsuitable to hold a Gaming License or an interest in a Gaming License in any relevant jurisdiction or that a Gaming Problem exists or may exist with respect to such Shareholder or his or its Affiliate, or (b) any (i) Securities Authority determines, or (ii) the securities counsel of the Company or any of its Affiliates concludes, that a Securities Problem exists or may exist with respect to a Shareholder or any of his or its Affiliates, the Company shall have the option (but not the obligation) to redeem and Wynn International shall have the option (but not the obligation) to purchase, all Shares directly or indirectly owned by the Shareholder who is so considered to be unsuitable or with respect to which such Gaming Problem or Securities Problem exists or may exist in exchange for a cash payment in the amount of the par value of such Shares.

        6.4    Purchase of Class A Shares.

          (a)    Purchase.    In the event of the Executive Director's death, legal disability, retirement or removal from the office of Executive Director, unsuitability, failure to remain a permanent resident of the MSAR, revocation of appointment, other failure to serve as the Executive Director, or occurrence of an Event of Default by or with respect to the Executive Director, then the Company and Wynn International shall have the right (but not the obligation) to redeem or purchase all of the Class A Shares at par value and in the manner prescribed in Section 6.4(c). Neither the former Executive Director nor his estate, personal representative, or successor in interest shall have any further rights as the owner of the Class A Shares from and after the date of the exercise by the Company of the option to purchase the Class A Shares.

          (b)    Price.    The price to be paid by the Company in the event of a purchase of the Class A Shares upon the occurrence of an event described in Section 6.4(a) shall be the par value of such Shares.

          (c)    Manner of Purchase.    The purchase of the Class A Shares described in Section 6.4(a) shall be effected by the Company giving Notice to the former Executive Director or his estate within ninety (90) days after the occurrence of an event described in Section 6.4(a), specifying the place, date (within ninety (90) days after the date of such Notice), and time at which payment shall be made to the former Executive Director or his estate, personal representative, or successor in interest, as the case may be, for the Class A Shares. On that date, and at that place and time, the Company or its assignee, who shall be designated as the replacement Executive Director, shall deliver the purchase price for the Class A Shares, determined in the manner provided in Section 6.4(b), to the former Executive Director or his estate, personal representative, or successor in interest, as the case may be, in cash or by registered or certified check, and all of the Class A Shares, together with any stock powers, shall be delivered to the Company by the former Executive Director or his estate, personal representative, or successor in interest.

          (d)    Purchase Price Full Payment for Class A Shares.    Payment of the purchase price for the Class A Shares pursuant to Sections 6.4(b) and 6.4(c) shall be in full payment for the Class A Shares and in lieu of any other payment to the former Executive Director or his estate, personal representative, or successor in interest, as the case may be, of any kind.

        6.5    Family Transfers.

        The restrictions on Transfer contained in this Article 6 shall not apply to Transfers by Shareholders to members of the Transferor's Family or to the Affiliates of Wynn International or Wynn Hong Kong; provided, however, that any such Transfer shall be subject to any disclosure, approval, or other requirements of any Gaming Authority or Securities Authority. No such Transfer shall be complete and no Transfer shall be registered in the Company's books until the prospective Transferee shall have (a) agreed to be bound by the terms of this Agreement as though he or it were a holder of Shares and this Agreement shall have been amended to reflect the Transfer to such prospective Transferee, (b) complied with all approval, disclosures, and other requirements of any Gaming Authority or Securities Authority, and (c) provided to the Company and any Gaming Authority, Securities Authority, or other relevant governmental authorities any information requested by the Company or such Gaming Authority, Securities Authority, or other governmental authority regarding the Transfer or the suitability of the prospective Transferee to own the interest in, or portion of, Shares or Shareholder.

        6.6    Legends on Share Certificates; Safekeeping of Share Certificates.

        All certificates representing Shares or other direct or indirect interests in the Company or any Affiliate of the Company shall be kept under the control of the Chairman. Each certificate representing the Shares or any other direct or indirect interest in the Company or any Affiliate of the Company, now or hereafter held by the Shareholders or their respective Affiliates shall be stamped with certain legends required by the laws of the MSAR and a legend in substantially the following form:

  "The transfer and encumbrance of, and rights in, the shares represented by this certificate are restricted under (a) the terms of a Shareholders' Agreement, as amended from time to time, a copy of which is on file at the office of Wynn Resorts (Macau), S.A., and (b) rules of the gaming and securities authorities of various jurisdictions."

ARTICLE 7
REPRESENTATIONS, WARRANTIES, AND COVENANTS

        7.1    Representations and Warranties of the Shareholders.

        Each of the Shareholders hereby represents and warrants to the other Parties that:

          (a)    Company Shareholders.    Each of the Shareholders that is a company (i) is a private company limited by shares duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation, (ii) will possess full beneficial ownership of all legal and economic rights associated with the Class B Shares or Class C Shares, as the case may be, held in its name, upon completion of the issuance of the Shares pursuant to Section 4.1, (iii) does not act as a nominee or representative for any Person in respect of any interest in such Class B Shares or Class C Shares, as the case may be, and (iv) has made all required disclosures to all relevant Gaming Authorities.

          (b)    Wong.    Wong (i) is an individual who is a citizen and permanent resident of the MSAR, (ii) possesses full beneficial ownership of all legal and economic rights associated with the Class A Shares, (iii) does not act as a nominee or representative for any Person in respect of any interest in the Class A Shares, and (iv) has made all required disclosures to all relevant Gaming Authorities.

          (c)    Power and Authority.    He or it has all requisite power and authority, corporate or otherwise, to carry on his or its business as contemplated by this Agreement.

          (d)    Authorization of Agreement.    He or it has all requisite power and authority, corporate or otherwise, to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement (i) has been duly executed by him or it and delivered to the other Parties, (ii) has been effectively authorized by all necessary action, corporate or otherwise, of him or it, and (iii) constitutes a legal, valid, and binding obligation of him or it.

          (e)    No Breach of Other Instruments.    None of the execution, delivery, or performance of this Agreement or any of the transactions contemplated hereby or the fulfillment by him or it of each of the terms and conditions hereof shall violate or conflict with, result in a breach of any of the terms or conditions of, constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in the forfeiture of any right of him or it under, or create any lien, security interest, charge, or encumbrance on any of his or its properties pursuant to any material agreement, indenture, mortgage, bond, deed of trust, promissory note, lease, franchise, permit, license, registration, qualification, or other obligation or instrument to which he or it is a party or by which he or it or any of his or its properties or assets is bound or affected, pursuant to the terms, conditions, and provisions of (i) any such agreement or instrument, (ii) any law, rule, or regulation applicable to him or it, (iii) any order, writ, injunction, decree, or judgment of any court, governmental body, or arbitrator by which he or it is bound, or (iv) its Charter Documents.

          (f)    Foreign Corrupt Practices Act.    He or it has made or ordered no payment, taken no action, and has directed no Person to make any payment or take any action, that violates or could violate the United States Foreign Corrupt Practices Act of 1977, as amended (the "FCPA").

          (g)    Delivery of Resolution of Consent.    Wynn International and Wynn Hong Kong have delivered to the Company the resolutions of their respective Boards of Directors confirming their assent to this Agreement and the transactions contemplated hereby, copies of which are attached hereto as Exhibits B-1 and B-2, respectively.

        7.2    Representations and Warranties of the Company.

        The Company represents and warrants to the Shareholders that:

          (a)    Organization, Good Standing, and Authority.    It is a company limited by shares duly organized, validly existing, and in good standing under the laws of the MSAR. The Company has the corporate power and authority to own and use its properties and to carry on all business contemplated by this Agreement.

          (b)    Charter Documents.    Its current and effective Charter Documents are as set forth in Exhibit A attached hereto.

          (c)    Capitalization of the Company.    Its entire registered, authorized, and outstanding capital is as described in Article 3.

          (d)    Authorization of Agreement.    It has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement (i) has been duly executed and delivered to the Shareholders by the Company, (ii) has been effectively authorized by all necessary action, corporate or otherwise, of the Company, and (iii) constitutes a legal, valid, and binding obligation of the Company.

          (e)    No Breach of Other Instruments.    None of the execution, delivery, or performance of this Agreement or any of the transactions contemplated hereby or the fulfillment by the Company of each of the terms and conditions hereof shall violate or conflict with, result in a breach of any of the terms or conditions of, constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in the forfeiture of any right of the Company under, or create any lien, security interest, charge, or encumbrance on any of the properties of the Company pursuant to any material agreement, indenture, mortgage, bond, deed of trust, promissory note, lease, franchise, permit, license, registration, qualification, or other obligation or instrument to which the Company is a party or by which the Company or any of the properties or assets of the Company is bound or affected, pursuant to the terms, conditions, and provisions of (i) any such agreement or instrument, (ii) any law, rule, or regulation applicable to the Company, (iii) any order, writ, injunction, decree, or judgment of any court, governmental body, or arbitrator by which the Company is bound, or (iv) the Charter Documents of the Company.

          (f)    Foreign Corrupt Practices Act.    It has made no payment and taken no action, and has directed no Person to make any payment or take any action, that violates or could violate the FCPA.

          (g)    Delivery of Resolutions of Consent.    It has delivered to the Shareholders the resolutions of the Board confirming its assent to this Agreement and the transactions contemplated hereby, a copy of which is attached hereto as Exhibit C.

        7.3    Covenants of the Shareholders and the Company.

        Each of the Shareholders and the Company hereby covenants and agrees that, during the term of this Agreement, he or it shall:

          (a)  take no action and shall direct no Person to take any action that violates or could violate the FCPA, any Gaming Laws, or any Securities Laws;

          (b)  retain full beneficial ownership of all legal and economic rights associated with his or its interest in the Company, as set forth in Article 4;

          (c)  make all disclosures required of it to all relevant Gaming Authorities and Securities Authorities and cooperate with Wynn International and its Affiliates to make any disclosures required of them to any relevant Gaming Authority or Securities Authority;

          (d)  faithfully observe the restrictions on Transfers of interests in or portions of Shares set forth in Article 6; and

          (e)  perform all obligations required of it under this Agreement.

        Each Shareholder shall provide a sworn and notarized declaration of the matters contained in Section 7.1 and this Section 7.3 in the form attached hereto as Exhibit E.

ARTICLE 8
TERM AND TERMINATION

        8.1    Term.

        This Agreement will continue in effect for so long as Wynn International, Wynn Hong Kong, or any of their respective Affiliates owns any of the Shares, unless it is earlier terminated pursuant to the terms of this Agreement; provided, however, that notwithstanding the termination of the Company under the laws of the MSAR, this Agreement shall continue in effect as a contract among the Shareholders with respect to such provisions as impose a continuing obligation upon any of them.

        8.2    Events of Default.

        The occurrence and continuation of any of the following events or circumstances by or with respect to a Shareholder shall constitute an Event of Default by such Shareholder:

          (a)  The liquidation, bankruptcy, dissolution, or appointment of an administrator for any of the Shareholders;

          (b)  Any failure by any of the Shareholders to cure its material breach of any material provision of this Agreement within thirty (30) days following Notice from the Company of such breach, including without limitation, the failure of a Shareholder to make any capital contribution to the Company required pursuant to Section 4.4;

          (c)  The commission by any Shareholder of any act of fraud or embezzlement or any other intentional misconduct that may adversely affect the business or affairs of the Company, Wynn International, or any of their respective Affiliates;

          (d)  The existence or occurrence of any Gaming Problem or Securities Problem, or any violation of the FCPA, by or with respect to any Shareholder;

          (e)  The Transfer by the Executive Director of any Class A Shares, except in accordance with Article 6 and as approved by the MSAR Government; or

          (f)    The Transfer or attempted Transfer of any Shares or interest in, or portion of Shares, except as expressly permitted pursuant to this Agreement.

        8.3    Remedies Upon Events of Default.

        If an Event of Default described in Section 8.2 has occurred and is continuing, the Company or any Person designated by the Company shall have the right (but not the obligation) to redeem or purchase all Shares owned by the Shareholder to which the Event of Default relates (each, a "Defaulting Shareholder") at an aggregate price equal to the par value of such Shares (the "Default Price"). The exercise by the Company of a right to redeem or purchase Shares pursuant to this Section 8.3 imposes no obligation on the Company to redeem or purchase any Shares and will not alter any other rights to which the Company or the other Shareholders may be entitled at law or in equity, including, without limitation, any personal liability of any Party.

        8.4    Manner of Exercise.

        The Company may exercise the option under Section 8.3 by Notice to the Defaulting Shareholder stating that all or part of the Shares directly or indirectly owned by such Defaulting Shareholder is being purchased and specifying the Event of Default giving rise to the option, which Notice shall be delivered to the Defaulting Shareholder within sixty (60) days after the date upon which the Company learns of the Event of Default.

        8.5    Closing.

        The closing of any redemption, purchase, or sale made pursuant to Sections 8.3 and 8.4 shall be held at a date, time, and place specified by the Company within sixty (60) days following the exercise of the option under Section 8.3.

        8.6    Enforcement of Rights.

        Any Transferring Shareholder or any other Shareholder against whom the Company is contemplating exercising some right or option or pursuing some remedy under this Agreement, hereby covenants and agrees that he or it, as a Shareholder and, subject to any fiduciary duties, as a Director, officer, or manager of the Company, shall vote the same way as the majority of the other Shareholders or directors, shareholders, officers, or managers (as the case may be) in all matters relating to the exercise of such right or option or the pursuit of such remedy.

ARTICLE 9
INDEMNIFICATION

        9.1    Indemnification by the Shareholders.

        Each Shareholder hereby indemnifies the Company and holds the Company harmless in respect of any and all claims, losses, damages, liabilities, and expenses (including, without limitation, settlement costs and any legal, accounting, and other expenses of investigating or defending any actions, claims, or legal proceedings or threatened actions, claims, or legal proceedings, and any taxes or other governmental charges payable in respect of any indemnification payments hereunder) incurred by the Company, together with interest on cash disbursements in connection therewith at the Reference Rate from the date such cash disbursements were made by the Company until paid by the Shareholder, in connection with the misrepresentation or breach of any representation, warranty, covenant, agreement, or obligation of the Shareholder contained in this Agreement or any other instrument contemplated by this Agreement.

        9.2    Indemnification by the Company.

        The Company hereby indemnifies the Shareholders and holds the Shareholders and their respective Affiliates harmless in respect of any and all claims, losses, damages, liabilities, and expenses (including, without limitation, settlement costs and any legal, accounting, or other expenses of investigating or defending any actions, claims, or legal proceedings or threatened actions, claims, or legal proceedings and any taxes or other governmental charges payable in respect of any indemnification payments hereunder) incurred by the Shareholders or their respective Affiliates, together with interest on cash disbursements in connection therewith at the Reference Rate from the date that such cash disbursements were made by the Shareholders or their respective Affiliates until paid by the Company, in connection with the misrepresentation or breach of any representation, warranty, covenant, agreement, or obligation of the Company contained in this Agreement or any other instrument contemplated by this Agreement,

        9.3    Claims for Indemnification.

        Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly give Notice to the Indemnifying Party of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification hereunder resulting from or in connection with any action, claim, or legal proceedings by a Person who is not a Party, the Notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any action, claim, or legal proceeding by a third Person for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) unless such action, claim, or legal proceeding shall have been instituted against it and the Indemnifying Party shall not have taken control of such action, claim, or legal proceeding after Notice thereof.

        9.4    Defense by Indemnifying Party.

        In connection with any claim giving rise to indemnification hereunder resulting from or arising out of any action, claim, or legal proceeding by a Person who is not a Party, the Indemnifying Party at its sole cost and expense may, upon Notice to the Indemnified Party, assume the defense of any such action, claim, or legal proceeding if it acknowledges to the Indemnified Party in writing its obligation to indemnify the Indemnified Party pursuant to this Agreement in respect of such action, claim, or legal proceeding. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, claim, or legal proceeding with its own counsel and at its own expense. If the Indemnifying Party assumes the defense of any such action, claim, or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such action, claim, or legal proceeding, and the Indemnifying Party, at its sole cost and expense, shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such action, claim, or legal proceeding without the prior written consent (which consent shall not be unreasonably withheld or delayed) of the Indemnified Party. If the Indemnifying Party does not assume the defense of any such action, claim, or legal proceeding (a) the Indemnified Party may defend against such action, claim, or legal proceeding, in such manner as it may deem appropriate, including, without limitation, settling such action, claim, or legal proceeding, after giving Notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, claim, or legal proceeding with its own counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third Person's action, claim, or legal proceeding or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such action, claim, or legal Proceeding in a reasonably prudent manner.

        9.5    Manner of Indemnification.

        All indemnification provided hereunder shall be effected, at the sole option of the Indemnified Party (a) out of a holdback or set-off against any payment of any amount of any type payable to the Indemnifying Party or any of its Affiliates by the Indemnified Party or any of its Affiliates, (b) by (i) the payment of cash in United States Dollars, (ii) delivery of a certified or official bank check in United States Dollars, or (iii) a wire or telegraphic transfer of funds in United States Dollars, in each case by the Indemnifying Party.

ARTICLE 10
CONFIDENTIALITY

        Each of the Company, Wong, and Wynn Hong Kong acknowledges that Wynn International and its Affiliates will make available to the Company, Wong, and Wynn Hong Kong certain technical assistance, documentation, information, and other matters in connection with the design, construction, development, maintenance, and operation of the Casino and any other casinos to be owned or operated by the Company and in connection therewith may provide the Company, Wong, and Wynn Hong Kong with certain documentation and information regarding the Company, the Company's Affiliates, and their respective businesses, (collectively, the "Information"). All of the Information shall remain the property of Wynn International and its Affiliates and the disclosure of the Information shall not be deemed to confer upon the Company, Wong, Wynn Hong Kong, or any of their respective Affiliates, officers, directors, shareholders, employees, or agents any rights whatsoever in respect of any part of the Information. In consideration of receiving the Information, each of the Company, Wong, and Wynn Hong Kong hereby undertakes with Wynn International, on behalf of itself and each of its respective Affiliates, officers, directors, shareholders, employees, and agents, whether or not any such Information is strictly confidential or proprietary:

          (a)  not to make any use of the Information for any purpose other than in accordance with this Agreement, and in particular, but without limitation, not to use any of the Information for any commercial purpose;

          (b)  to hold all of the Information in the strictest confidence and not to disclose or divulge any part of the Information to any third Person without the prior written consent of Wynn International, which may be withheld by Wynn International for any reason whatsoever, or, in the sole discretion of Wynn International, given on such terms and conditions as Wynn International considers appropriate;

          (c)  not to make or solicit any announcement or disclosure regarding Wynn International or the Company's business, unless Wynn International gives its express prior written consent;

          (d)  to restrict access to the Information to those of its responsible employees and professional advisers who absolutely require such access and to impose upon all such employees and professional advisers obligations of confidentiality equivalent to those contained in this Agreement;

          (e)  not to copy, reproduce, or part with possession of any of the Information except as is strictly necessary and as is consistent with its obligations contained in this Agreement;

          (f)    immediately on request by Wynn International at any time, to return to Wynn International or as Wynn International may direct all of the Information and all documents and other material containing or embodying the Information (or any part thereof) together with all copies thereof, and in any event to promptly return all of such Information to Wynn International upon the termination of this Agreement; and

          (g)  except in accordance with this Agreement, not to, in any way, form, or manner whatsoever, make any use of the Information or any of the ideas, concepts, materials, or documents comprising the Information, whether in connection with the Casino, any other casinos to be owned or operated by the Company, or otherwise.

ARTICLE 11
MISCELLANEOUS

        11.1    Notices.

        All notices, demands, and other communications required or permitted under this Agreement (each, a "Notice") shall be in writing and, at the option of the notifying Party, shall be either (a) personally delivered, (b) transmitted by certified or registered mail or reputable international courier, postage prepaid, return receipt requested, or (c) transmitted by telefax, answerback requested, to the appropriate Party, as follows:

To the Company:	Wynn Resorts (Macau), S.A. Avenida Praia Grande, n.° 429 21st Floor, Ed. Nam Wan Commercial Centre Macau Attn: Company Secretary Telefax: (853) 336-057
To Wynn Hong Kong:	Wynn Resorts (Macau), Limited Room 2503, Bank of America Tower 12 Harcourt Road Hong Kong Attn: Company Secretary Telefax: (852) 2810-4196
To Wynn International:	Wynn Resorts International, Ltd. 2nd Floor, Atlantic House Circular Road, Douglas Isle of Man, IM 1 1SQ British Isles Attn: Company Secretary Telefax: (44-1624) 616-667
To Wong:	Mr. Wong Chi Seng Rua Francisco Xavier Pereira N° 133C 7° andar Edificio Vila Nova Heong Lam Macau
in each case, with copies to:	Wynn Resorts 3145 Las Vegas Blvd. So. Las Vegas, NV 89109 U.S.A. Attn: General Counsel Telefax: (702) 733-4596
and
Fulbright & Jaworski LLP The Hong Kong Club Building, Suite 1901 3A Chater Road, Central Hong Kong Attn: A.T. Powers Telefax: (852) 2523-3255

        The effective date of any Notice will be deemed to be (i) the date of receipt, if delivered personally, (ii) the date seven (7) Business Days after posting, if mailed or sent by courier, or (iii) twelve (12) hours after transmission by telefax with confirmed answerback. The address of any Person set forth above may be changed at any time and from time to time by such Person by Notice given pursuant to this Section 11.1.

        11.2    Assignment.

        Except as expressly provided in this Agreement, none of the Parties has any right to Transfer any of the rights, duties, or obligations granted by or imposed in this Agreement. Any purported Transfer by any Party of any of the rights, duties, or obligations granted by or imposed in this Agreement shall be void and without effect.

        11.3    Successors and Permitted Transferees.

        This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted Transferees; provided, however, that this provision shall not be deemed to authorize the Transfer of any Shares or any interest therein or portion thereof, which may be accomplished only as expressly permitted pursuant to this Agreement.

        11.4    Governing Law.

        This Agreement shall be governed by, and construed, interpreted, and enforced in accordance with, the internal laws and not the laws pertaining to choice or conflicts of laws, of the MSAR. The Parties hereby submit to the exclusive jurisdiction of the courts of the MSAR in all actions relating to the construction, interpretation, or enforcement of this Agreement and all rights and obligations relating hereto.

        11.5    Modifications, Amendments, and Waivers.

        No modification, amendment, or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party to be charged. No failure by any Party to (a) object to or act upon any breach by any other Party of any provision of this Agreement, (b) insist upon strict performance of any of the terms or provisions of this Agreement, or (c) exercise any option, right, or remedy provided for in this Agreement shall operate or be construed (except as expressly provided in this Agreement) as a waiver or as a relinquishment for the future of the same or any other term, provision, option, right, or remedy provided for in this Agreement. The provisions of this Section 11.5 may not be modified, amended, or waived except in accordance with this Section 11.5.

        11.6    Not for Benefit of Creditors.

        The provisions of this Agreement are intended only for the regulation of relations between the Parties. This Agreement is not intended for the benefit of non-Party creditors and no rights are granted to non-Party creditors under this Agreement.

        11.7    Force Majeure.

        Except as provided in this Agreement, no Party shall be liable to the other Party for any breach of, or failure of performance under, this Agreement caused by or resulting from any act of God, act of state, natural or man-made disaster, or any other cause beyond its reasonable control ("Force Majeure"), to the extent and throughout the duration of such condition of Force Majeure.

        11.8    Time of Essence.

        The time and exactitude of the performance of each of the terms, obligations, covenants, and conditions of this Agreement are hereby declared and acknowledged by the Parties to be of the essence.

        11.9    Severability.

        Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid, legal, and effective and to achieve the intent of the Parties to the fullest extent possible and shall be enforced to the fullest extent permitted by law. Any term or provision of this Agreement, or the application thereof to any Party or circumstances, that is determined to any extent or for any reason to be invalid, illegal, or unenforceable in any jurisdiction, shall as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction or in any other circumstances.

        11.10    Survival.

        The provisions of Articles 6, 7, 8, 9, 10, and 11 and all obligations to make or complete any payments due at the time of or as a result of any termination of this Agreement shall remain in full force and effect notwithstanding the termination of this Agreement, the dissolution of any of the Parties, the cessation of the carrying on of the business by any of the Parties, and any investigation at any time made by or on behalf of any Party, and shall expire only upon the expiration of the applicable statute of limitations, if any.

        11.11    Specific Performance.

        The Parties agree that it is impossible to measure in money the damages that would accrue to a Party by reason of a failure of the other to perform any of its obligations under this Agreement. Therefore, if any Party shall institute any action, claim, or legal proceeding to enforce the provisions of this Agreement, any Party against whom such action, claim, or legal proceeding is brought hereby waives the claim or defense that such Party has an adequate remedy at law and this Agreement may be enforced by injunction or other equitable relief ordered by any court of competent jurisdiction.

        11.12    Entire Agreement.

        This Agreement, including the Exhibits attached hereto and incorporated herein, constitutes the entire agreement among the Parties relating to the matters contained in and covered by this Agreement and, except as expressly provided herein, supersedes all prior oral and written and all contemporaneous oral agreements, arrangements, negotiations, commitments, statements, writings, understandings, and undertakings among the Parties with respect thereto.

        11.13    Counterparts.

        This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, but all of which together constitute one (1) and the same instrument.

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on the Effective Date.

THE COMPANY:		WYNN RESORTS (MACAU), S.A.,
a Macau company
Signed in the presence of:
/s/ CYNTHIA MITCHUM		By:	/s/ STEPHEN A. WYNN
Name:	Cynthia Mitchum	Name:	Stephen A. Wynn
		Title:	Director
WYNN HONG KONG:		WYNN RESORTS (MACAU), LIMITED, a Hong Kong company
Signed in the presence of:
/s/ CYNTHIA MITCHUM		By:	/s/ STEPHEN A. WYNN
Name:	Cynthia Mitchum	Name:	Wynn Resorts (Macau) Holdings, Ltd.
		Title:	Director
		By:	Stephen A. Wynn, Director
WYNN INTERNATIONAL:		WYNN RESORTS INTERNATIONAL, LTD., an Isle of Man company
Signed in the presence of:
/s/ CYNTHIA MITCHUM		By:	/s/ STEPHEN A. WYNN
Name:	Cynthia Mitchum	Name:	Stephen A. Wynn
		Title:	Director
WONG: Signed in the presence of:
/s/ ALEXANDRE CORREIA DA SILVA		/s/ [Chinese Characters]
Name:	Alexandre Correia da Silva	WONG CHI SENG, an individual

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TABLE OF CONTENTS
SHAREHOLDERS' AGREEMENT
R E C I T A L S
ARTICLE 1 DEFINITIONS AND REFERENCES
ARTICLE 2 MANAGEMENT OF THE COMPANY
ARTICLE 3 SHARES
ARTICLE 4 FINANCING
ARTICLE 5 FINANCIAL MATTERS
ARTICLE 6 TRANSFERS OF SHARES
ARTICLE 7 REPRESENTATIONS, WARRANTIES, AND COVENANTS
ARTICLE 8 TERM AND TERMINATION
ARTICLE 9 INDEMNIFICATION
ARTICLE 10 CONFIDENTIALITY
ARTICLE 11 MISCELLANEOUS